Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Heather Pribyl 952.253.0731

Buffalo Wild Wings, Inc. Announces
Second Quarter Earnings per Share of $1.25

- Net Earnings Growth to Exceed 25% and Could Reach 30% -

Minneapolis, Minnesota, July 29, 2014 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD) announced today financial results for the second quarter ended June 29, 2014. Highlights for the second quarter versus the same period a year ago were:

o	Total revenue increased 20.0% to $366.0 million

o	Company-owned restaurant sales grew 20.2% to $343.1 million

o	Same-store sales increased 7.7% at company-owned restaurants and 6.5% at franchised restaurants

o	Net earnings increased 43.8% to $23.7 million from $16.5 million, and earnings per diluted share increased 42.0% to $1.25 from $0.88

Sally Smith, President and Chief Executive Officer, commented, “We’re pleased with our strong results in the second quarter. Same-store sales increased 7.7% at company-owned restaurants and 6.5% at franchised locations. Same-store sales were strong during the Final Four and continued through the NBA and NHL playoffs. We love it when playoff series have more games and extend into overtime! With the 2014 World Cup, we had an opportunity to showcase the brand and capture sales from the growing U.S. soccer audience. Sales during the tournament were robust, contributing 100 basis points to our company-owned same-store sales increase for the quarter.”

Ms. Smith continued, “Our cost of sales percentage was lower than last year, primarily driven by a decrease in the price per pound for traditional chicken wings. Strong sales growth, combined with lower costs and leveraging expenses, produced net earnings growth of 43.8% and earnings per diluted share of $1.25.”

Total revenue increased 20.0% to $366.0 million in the second quarter compared to $305.0 million in the second quarter of 2013. Company-owned restaurant sales for the quarter increased 20.2% over the same period in 2013, to $343.1 million, driven by a company-owned same-store sales increase of 7.7% and 41 additional company-owned Buffalo Wild Wings restaurants at the end of second quarter 2014 relative to the same period in 2013. Franchise royalties and fees increased 16.6% to $22.9 million for the quarter versus $19.6 million in the second quarter of 2013. This increase is attributed to a franchised same-store sales increase of 6.5% and 54 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $59,403 for the second quarter of 2014 compared to $54,759 for the same quarter last year, an 8.5% increase. Franchised restaurants averaged $61,845 for the period versus $58,186 in the second quarter a year ago, a 6.3% increase.

For the second quarter, net earnings increased 43.8% to $23.7 million versus $16.5 million in the second quarter of 2013. Earnings per diluted share were $1.25, as compared to second quarter 2013 earnings per diluted share of $0.88.

2014 Outlook

Ms. Smith remarked, “Our same-store sales for the first four weeks of the third quarter were 8.2% at company-owned restaurants and 7.4% at franchised locations. Company-owned same-store sales include a benefit of 330 basis points from the World Cup. Looking ahead, we are preparing for our favorite time of the year, football season. Buffalo Wild Wings is the best place to host your fantasy football draft party and to watch all the games with friends. We believe that draft parties kick off a great football season at Buffalo Wild Wings.”

Ms. Smith concluded, “We’re very pleased with our sales momentum in the first seven months of 2014. We are investing for long-term growth and delivering impressive net earnings growth to Buffalo Wild Wings shareholders. Based on our year-to-date performance, our current same-store sales trends, and anticipated food costs and labor expense, we believe net earnings growth will exceed 25% for 2014, and could reach 30%.”

Buffalo Wild Wings will be hosting a conference call today, July 29, 2014 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our investor website ir.buffalowildwings.com.

A replay of the call will be available until August 5, 2014. To access this replay, please dial 1.858.384.5517 password 1728851.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings® restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,025 Buffalo Wild Wings locations in the United States, Canada, and Mexico.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and restaurant performance measures and growth goals, including but not limited to those relating to our third quarter sales trends and projected unit and net earnings growth rates for 2014 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Revenue:
Restaurant sales	$343,141	285,403	688,086	569,828
Franchise royalties and fees	22,853	19,604	45,763	39,543
Total revenue	365,994	305,007	733,849	609,371
Costs and expenses:
Restaurant operating costs:
Cost of sales	96,837	86,630	194,324	179,721
Labor	107,432	88,929	212,766	174,760
Operating	50,017	41,212	99,055	82,317
Occupancy	19,283	16,865	38,252	32,991
Depreciation and amortization	23,746	21,084	46,578	41,227
General and administrative	30,223	23,601	58,379	44,898
Preopening	2,197	2,420	4,775	6,691
Loss on asset disposals and impairment	1,211	229	1,998	800
Total costs and expenses	330,946	280,970	656,127	563,405
Income from operations	35,048	24,037	77,722	45,966
Other income (loss)	235	(84)	108	261
Earnings before income taxes	35,283	23,953	77,830	46,227
Income tax expense	11,580	7,464	25,811	13,359
Net earnings	$23,703	16,489	52,019	32,868
Earnings per common share – basic	$1.25	0.88	2.75	1.75
Earnings per common share – diluted	$1.25	0.88	2.74	1.75
Weighted average shares outstanding – basic	18,904	18,768	18,888	18,758
Weighted average shares outstanding – diluted	18,981	18,827	18,967	18,815

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Six months ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Revenue:
Restaurant sales	93.8%	93.6%	93.8%	93.5%
Franchising royalties and fees	6.2	6.4	6.2	6.5
Total revenue	100.0	100.0	100.0	100.0
Costs and expenses:
Restaurant operating costs:
Cost of sales	28.2	30.4	28.2	31.5
Labor	31.3	31.2	30.9	30.7
Operating	14.6	14.4	14.4	14.4
Occupancy	5.6	5.9	5.6	5.8
Depreciation and amortization	6.5	6.9	6.3	6.8
General and administrative	8.3	7.7	8.0	7.4
Preopening	0.6	0.8	0.7	1.1
Loss on asset disposals and impairment	0.3	0.1	0.3	0.1
Total costs and expenses	90.4	92.1	89.4	92.5
Income from operations	9.6	7.9	10.6	7.5
Other income (loss)	0.1	(0.0)	0.0	0.0
Earnings before income taxes	9.6	7.9	10.6	7.6
Income tax expense	3.2	2.4	3.5	2.2
Net earnings	6.5%	5.4%	7.1%	5.4%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	June 29, 2014	December 29, 2013

Assets
Current assets:
Cash and cash equivalents	$80,902	57,502
Marketable securities	20,149	7,584
Accounts receivable, net of allowance of $125 and $25 respectively	22,560	21,845
Inventory	10,100	9,492
Prepaid expenses	11,134	4,509
Refundable income taxes	—	4,329
Deferred income taxes	10,749	9,287
Restricted assets	43,401	68,208
Total current assets	198,995	182,756

Property and equipment, net	449,149	440,538
Reacquired franchise rights, net	31,137	33,403
Other assets	19,499	16,498
Goodwill	32,533	32,533
Total assets	$731,313	705,728

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,760	1,818
Accounts payable	32,031	31,806
Accrued compensation and benefits	44,884	52,049
Accrued expenses	12,798	13,784
Income tax payable	1,438	—
Current portion of deferred lease credits	429	—
System-wide payables	43,037	67,017
Total current liabilities	136,377	166,474

Long-term liabilities:
Other liabilities	3,863	1,913
Deferred income taxes	28,638	37,822
Deferred lease credits, net of current portion	35,470	33,711
Total liabilities	204,348	239,920

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,920,578 and 18,803,663, respectively	142,377	133,203
Retained earnings	385,620	333,601
Accumulated other comprehensive loss	(1,032)	(996)
Total stockholders’ equity	526,965	465,808
Total liabilities and stockholders’ equity	$731,313	705,728

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six months ended
	June 29, 2014	June 30, 2013
Cash flows from operating activities:
Net earnings	$52,019	32,868
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	44,312	38,704
Amortization	2,266	2,524
Loss on asset disposals and impairment	1,998	800
Deferred lease credits	2,998	2,105
Deferred income taxes	(10,623)	(1,542)
Stock-based compensation	7,665	4,014
Excess tax benefit from stock issuance	(118)	(147)
Change in operating assets and liabilities, net of effect of acquisitions:
Trading securities	(569)	(348)
Accounts receivable	(347)	3,478
Inventory	(608)	(678)
Prepaid expenses	(6,618)	1,653
Other assets	(2)	(852)
Unearned franchise fees	(58)	410
Accounts payable	69	(8,135)
Income taxes	5,885	2,133
Accrued expenses	1,019	(221)
Net cash provided by operating activities	99,288	76,766
Cash flows from investing activities:
Acquisition of property and equipment	(54,864)	(63,910)
Acquisition of businesses/investments in affiliates	(3,000)	(10,288)
Purchase of marketable securities	(11,996)	—
Proceeds from marketable securities	—	3,282
Net cash used in investing activities	(69,860)	(70,916)
Cash flows from financing activities:
Proceeds from line of credit	—	5,000
Repayments of line of credit	—	(5,000)
Issuance of common stock	1,665	1,152
Excess tax benefit from stock issuance	118	147
Tax payments for restricted stock units	(7,474)	(4,813)
Net cash used in financing activities	(5,691)	(3,514)
Effect of exchange rate changes on cash and cash equivalents	(337)	(177)
Net increase in cash and cash equivalents	23,400	2,159
Cash and cash equivalents at beginning of period	57,502	21,340
Cash and cash equivalents at end of period	$80,902	23,499

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2014	443	449
2013	397	407	415	434
2012	327	330	343	381
2011	263	277	288	319
2010	235	234	244	259

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2014	569	579
2013	514	525	534	559
2012	505	505	511	510
2011	488	492	498	498
2010	430	447	457	473

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	6.6%	7.7%
2013	1.4%	3.8%	4.8%	5.2%	3.9%
2012	9.2%	5.3%	6.2%	5.8%	6.6%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	5.0%	6.5%
2013	2.2%	4.1%	3.9%	3.1%	3.3%
2012	7.3%	5.5%	5.8%	7.4%	6.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes at United States and Canada Buffalo Wild Wings

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	60,966	59,403
2013	56,953	54,759	55,592	58,204	56,392
2012	55,131	51,524	52,561	55,595	53,783
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2014	63,852	61,845
2013	60,050	58,186	58,926	61,167	59,594
2012	57,282	54,766	55,608	58,490	56,570
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835